UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2011

TITAN MACHINERY INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33866	45-0357838
(Commission File Number)	(IRS Employer
Identification No.)

644 East Beaton Drive

West Fargo, North Dakota 58078

(Address of Principal Executive Offices) (Zip Code)

(701) 356-0130

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2011, Mark Kalvoda was appointed the Chief Financial Officer of Titan Machinery Inc. (the “Company”), replacing Peter J. Christianson, who remains the Company’s President and Chief Operating Officer after resigning his position as Chief Financial Officer concurrent with Mr. Kalvoda’s appointment.

Mr. Kalvoda, age 39, has served as the Company’s Chief Accounting Officer since September 2007.  Prior to joining the Company, Mr. Kalvoda held various positions between 2004 and 2007 at American Crystal Sugar Co., including Corporate Controller, Assistant Secretary and Assistant Treasurer.  Prior to working for American Crystal Sugar Co., he served in various financial positions within Hormel Foods Corporation.  There is not currently, nor has there been in the past, any transaction with the Company or any of its subsidiaries or affiliates in which Mr. Kalvoda has or had a direct or an indirect material interest.

Mr. Kalvoda will receive an annual base salary of $225,000 and is eligible to participate in the Executive Bonus Plan (“Plan”).  Under this Plan, 40% of Mr. Kalvoda’s eligible bonus is based upon achievement of the Company’s pre-tax net income goal, 20% is based on achievement of the Company’s total sales goal, 20% is based on the Company’s return on assets goal and the remaining 20% is based on achievement of personal position-specific goals.  Mr. Kalvoda would be eligible for a bonus of 35% of his annual base salary if target levels under each of these goals were met.  He is eligible for an additional bonus for exceeding target levels for each goal, not to exceed an additional 35% of his annual base salary.  If any goals are not achieved at the threshold level, then no bonus is payable for that goal.

A press release announcing the appointment of Mr. Kalvoda was released on April 11, 2011, and is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press release dated April 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN MACHINERY INC.

Date: April 12, 2011	By	/s/ David J. Meyer
David J. Meyer
Chairman and Chief Executive Officer